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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
QUICKLOGIC CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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QUICKLOGIC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, APRIL 23, 2002

        The Annual Meeting of Stockholders of QUICKLOGIC CORPORATION, a Delaware corporation (the "Company"), will be held at the Company's offices located at 1277 Orleans Drive, Sunnyvale, California 94089, on Tuesday, April 23, 2002, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect two (2) Class III directors to serve for a term of three years;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2002; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on March 12, 2002 will be entitled to vote at the Annual Meeting.

        All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy Card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Certain stockholders may also be able to submit their proxy over the Internet or by telephone. Stockholders attending the meeting may vote in person even if they have returned a Proxy.

                      For the Board of Directors,

                      E. Thomas Hart
                       Chairman, President and
                      Chief Executive Officer

Sunnyvale, California
March 29, 2002

QUICKLOGIC CORPORATION

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

General

        The accompanying Proxy is solicited by the Board of Directors of QuickLogic Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, April 23, 2002, at 9:00 a.m., local time, or at any adjournment thereof. The meeting will be held at the Company's offices located at 1277 Orleans Drive, Sunnyvale, California 94089. The Company's telephone number at that address is (408) 990-4000. At the meeting, only stockholders of record at the close of business on March 12, 2002 (the "Record Date") will be entitled to vote. On March 12, 2002, the Company's outstanding capital stock consisted of 23,190,319 shares of common stock. At the meeting, the stockholders will be asked:

  1.
  To elect two (2) Class III directors to serve for a term of three years;
  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2002; and
  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        This Proxy Statement and form of proxy were first sent or given to stockholders entitled to vote at the Annual Meeting on or about March 25, 2002, together with the Company's 2001 Annual Report to Stockholders.

Voting

        Each stockholder is entitled to one vote for each share of Common Stock held on all matters presented at the meeting.

  Election of Directors

        Holders of all outstanding shares of the Company's common stock, voting together as a single class, have the right to elect the Class III directors to the board of directors. The directors will be elected by a plurality of the votes of the shares of the Company's common stock present in person or represented by proxy at the meeting. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but have no other legal effect under Delaware law.

  Ratification of Appointment of Auditors

        Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company requires the affirmative vote of a majority of the total voting power of the shares of the Company's common stock represented in person or by proxy at the meeting and entitled to vote on the proposal, voting together as a single class.

Voting Electronically via the Internet or by Telephone

        If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your proxy statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of this proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP's program, your proxy card will provide instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided. Stockholders who elected to receive the Proxy Statement and Annual Report over the Internet will be receiving an email on or about March 20, 2002 with information on how to access stockholder information and instructions for voting.

Solicitation of Proxies

        The cost of solicitation of proxies will be borne by the Company. The Company may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons. It is contemplated that proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone, facsimile or special letter.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Quorum; Abstentions; Broker Non-Votes

        The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "ABSTAIN" or "WITHHOLD AUTHORITY" with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted "FOR", "AGAINST" or "ABSTAIN" with respect to a matter are treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

        While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

        In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal that requires a majority of the votes cast.

Deadline for Receipt of Stockholder Proposals

        Proposals of the Company's stockholders that are intended to be presented by such stockholders at the Company's next Annual Meeting of Stockholders must be received by the Company at its principal executive offices, no later than November 25, 2002 in order to be considered for possible inclusion in the Proxy Statement and form of Proxy relating to such meeting.

        If any of the Company's stockholders intend to submit a proposal at the Company's next Annual Meeting which is not eligible for inclusion in the Proxy Statement and form of Proxy relating to that Annual Meeting, the stockholder must do so between January 23, 2003 and February 12, 2003. If such stockholder does not comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2003 Annual Meeting.

PROPOSAL ONE:

ELECTION OF DIRECTORS

        The Company's Board of Directors is currently comprised of five (5) members, divided into three classes with overlapping three year terms. As a result, a portion of the Company's Board of Directors will be elected each year. Donald P. Beadle and Michael J. Callahan have been designated Class I directors whose terms expire at the 2003 Annual Meeting of Stockholders. Hua-Thye Chua has been designated a Class II director whose term expires at the 2004 Annual Meeting of Stockholders. E. Thomas Hart and Robert J. Boehlke have been designated Class III directors whose terms expire at the 2002 Annual Meeting of Stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. There are no family relationships between any of the Company's directors or executive officers.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below, who are currently directors of the Company. In the event that the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. The term of office of each person elected as a director will continue until the 2005 Annual Meeting of Stockholders or until his successor has been duly elected and qualified or until his earlier death, resignation or removal. It is not expected that any nominee will be unable or will decline to serve as a director.

Nominees for Class III Director

        Two Class III directors are to be elected at the Annual Meeting for a three-year term ending in 2005. The Board of Directors has nominated E. Thomas Hart and Robert J. Boehlke as Class III directors. Unless otherwise instructed, the persons named in the enclosed proxy intend to vote proxies received by them for the reelection of Messrs. Hart and Boehlke. QuickLogic expects that both Mr. Hart and Mr. Boehlke will accept such nomination. In the event that either nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the present Board of Directors. The term of office of the person elected as director will continue until such director's term expires in 2005 or until such director's successor has been elected and qualified or until his earlier death, resignation or removal.

Required Vote

        The nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under Delaware law.

Recommendation of the Board of Directors

THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE "FOR" THE NOMINEES LISTED ABOVE.

Directors and Nominee for Director

        The following table sets forth information concerning the nominees for director.

Name	Age	Position
E. Thomas Hart	60	Chairman, President and Chief Executive Officer
Robert J. Boehlke	60	Director

        E. Thomas Hart has served as our Chairman since 2001 and as our President, Chief Executive Officer and a member of our board of directors since June 1994. Prior to joining QuickLogic, Mr. Hart was Vice President and General Manager of the Advanced Networks Division at National Semiconductor, a semiconductor manufacturing company, where he worked from September 1992 to June 1994. Prior to joining National Semiconductor, Mr. Hart was a private consultant from February 1986 to September 1992 with Hart Weston International, a technology based management consulting firm. Mr. Hart serves on the board of inSilicon Corporation, a provider of electronic design intellectual property. Mr. Hart holds a B.S.E.E. from the University of Washington.

        Robert J. Boehlke has served as a member of our board of directors since December 2000. Mr. Boehlke was most recently Executive Vice President and Chief Financial Officer of KLA-Tencor, a position he held until his retirement in June 2000. KLA-Tencor is a supplier of process control and yield management solutions for the semiconductor manufacturing industry. He joined KLA Instruments in 1983 and served as the general manager of various operating groups through 1990 when he became Chief Financial Officer. He was a partner at the investment banking firm of Kidder, Peabody & Company from 1971 until 1983. Mr. Boehlke serves on the boards of LTX, a test equipment manufacturer; Entegris, a manufacturer of materials management products for the semiconductor industry and MEMC Electronic Materials, Inc. and DuPont Photomasks, Inc., manufacturers of materials for the semiconductor industry. He holds a bachelor's degree in engineering from the U.S. Military Academy at West Point and an M.B.A. from Harvard University.

Incumbent Class I Directors Whose Terms Expire in 2003

Name	Age	Position
Donald P. Beadle	66	Director
Michael J. Callahan	66	Director

        Donald P. Beadle has served as a member of our board of directors since July 1997. Since June 1994, Mr. Beadle has been President of Beadle Associates, a consulting firm. From May 1997 to July 1997, Mr. Beadle was a consultant at Interwave Communications, a developer of microcell systems, where he served as Acting Vice President of Sales and Sales Operations. From October 1994 to December 1996, he was a consultant for Asian business development at National Semiconductor. At National Semiconductor, he was Managing Director, Southeast Asia from 1993 until June 1994, Vice President of Worldwide Marketing and Sales, International Business Group from 1987 until 1993, and Managing Director, Europe from 1982 to 1986. Mr. Beadle was employed by National Semiconductor in executive sales and marketing positions for 34 years until June 1994, at which time he was Executive Vice President, Worldwide Sales and Marketing. Mr. Beadle serves on the board of directors of one public company, Komag, a thin film media manufacturer. He received his technical education at the University of Connecticut and the Bridgeport Institute of Engineering.

        Michael J. Callahan has served as a member of our board of directors since July 1997. From March 1990 through his retirement in September 2000, Mr. Callahan served as Chairman of the Board, President and Chief Executive Officer of Waferscale Integration, a producer of peripheral integrated circuits. From 1987 to March 1990, Mr. Callahan was President of Monolithic Memories that became a subsidiary of Advanced Micro Devices, a semiconductor manufacturing company. He was Senior Vice President of Programmable Products at Advanced Micro Devices. From 1978 to 1987, Mr. Callahan held a number of positions at Monolithic Memories including Vice President of Operations and Chief Operating Officer. Prior to joining Monolithic Memories, he worked at Motorola Semiconductor, a semiconductor manufacturing company, for 16 years where he was Director of Research and Development as well as Director of Linear Operations. Mr. Callahan holds a B.S.E.E. from the Massachusetts Institute of Technology.

Incumbent Class II Director Whose Term Expires in 2004

Name	Age	Position
Hua-Thye Chua	66	Vice President, Process Technology and Director

        Hua-Thye Chua, a co-founder of QuickLogic, has served as a member of our board of directors since QuickLogic's inception in April 1988. Since December 1996, Mr. Chua has served as our Vice President, Process Technology. He served as our Vice President of Technology Development from April 1989 to December 1996. During the prior 25 years, Mr. Chua worked at semiconductor manufacturing companies, including Fairchild Semiconductor, Intel and Monolithic Memories. Mr. Chua holds a B.S.E.E. from Ohio University and an M.S.E.E. from the University of California, Berkeley.

Board Meetings and Committees

        The Board of Directors held a total of 10 meetings and acted by unanimous written consent once during fiscal 2001.

        The standing committees of the Board include a Compensation Committee and an Audit Committee. There is no Nominating Committee.

        The Compensation Committee, which currently consists of Donald P. Beadle, Michael J. Callahan and Robert J. Boehlke, held one meeting in fiscal 2001. The Compensation Committee monitors the nature and levels of compensation paid by the Company to its executive personnel and administers the Company's stock option plans and employee stock purchase plan.

        The Audit Committee, which currently consists of Donald P. Beadle, Michael J. Callahan and Robert J. Boehlke, held four meetings in fiscal 2001. Each of the directors on the Audit Committee is an independent director, as defined by the National Association of Securities Dealers. The functions of the Audit Committee include recommending appointment of the Company's independent auditors to the Board of Directors and reviewing (i) the scope of the independent auditors' annual audit and their compensation; (ii) the general policies and procedures of the Company with respect to internal auditing, accounting and financial controls; and (iii) any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures. The Audit Committee has a written charter, a copy of which is attached hereto as Appendix A.

        During fiscal 2001, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served.

Director Compensation

        Our non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with attending board and committee meetings but are not compensated for their services as board members. We have in the past granted to our non-employee directors options to purchase our common stock pursuant to the terms of our 1989 stock option plan. We intend to grant to our non-employee directors options to purchase our common stock pursuant to the terms of our 1999 stock plan. During fiscal 2001, the Board of Directors granted options to purchase an aggregate of 22,000 shares to Donald P. Beadle at an exercise price per share of $4.85 and granted options to purchase an aggregate of 7,000 shares to Michael J. Callahan at an exercise price per share of $6.04.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and beneficial owners of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of the copies of such reports received by it or written representations from reporting persons, the Company believes that during the fiscal year ended December 31, 2001, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements except that V3 Semiconductor, Inc. did not file a Form 3 upon its acquisition of 2.522 million shares of QuickLogic common stock in August 2001.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has appointed PricewaterhouseCoopers LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2002 and seeks ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its appointment.

        Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees billed to the Company by PricewaterhouseCoopers LLP during Fiscal 2001

  Audit Fees:

        Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") in connection with its audit of the Company's consolidated financial statements as of and for the year ended December 31, 2001 and its limited reviews of the Company's unaudited condensed consolidated interim financial statements were $180,500.

  Financial Information Systems Design and Implementation Fees:

        During the year ended December 31, 2001, PricewaterhouseCoopers rendered no professional services to the Company in connection with the design and implementation of financial information systems.

  All Other Fees:

        In addition to the fees described above, aggregate fees of $128,300 were billed by PricewaterhouseCoopers during the year ended December 31, 2001, primarily for the following professional services:

Income tax compliance and related tax services	$98,300
Audit-related services including internal control reviews of electronic data processing systems	$30,000

  The Audit Committee has concluded that the provision of these services is compatible with the accountant's independence.

Required Vote

        The affirmative vote of the holders of a majority of the Votes Cast is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

Report of the Audit Committee

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2001 Annual Report on Form 10-K with the Company's management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from the Company and its management, including the matters in the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                      Respectfully submitted,

                      THE AUDIT COMMITTEE
                      Donald P. Beadle
                      Robert J. Boehlke
                      Michael J. Callahan

OTHER INFORMATION

Executive Officers

        In addition to Messrs. Hart and Chua, the following persons were executive officers of the Company as of the Record Date:

Name	Age	Position
Michael A. Alford	41	Vice President, Application Specific Standard Products
John M. Birkner	58	Vice President, Chief Technical Officer
Andrew K. Chan	51	Vice President, Research and Development
Timothy Saxe	45	Vice President, Engineering
Jeffrey Sexton	40	Vice President, Worldwide Sales
Reynold W. Simpson	53	Senior Vice President, Chief Operating Officer
Arthur O. Whipple	54	Vice President, Finance, Chief Financial Officer and Secretary
Ronald D. Zimmerman	53	Vice President, Administration

        Michael A. Alford, a co-founder of V3 Semiconductor Inc., joined us in August 2001, serving as Vice President, Application-Specific Standard Products. From April 1994 to August 2001, Mr. Alford was employed by V3 Semiconductor, a semiconductor manufacturing company, most recently as Chief Technical Officer. QuickLogic purchased certain assets of V3 in exchange for 2.522 million shares of common stock in August 2001. To facilitate that transaction and the subsequent windup of V3 as a distinct entity, V3 filed for relief under Chapter 11 of the bankruptcy laws in May 2001. From 1992 to 1994 Mr. Alford was employed by ATI, a manufacturer of multimedia and graphics components for personal computers. Mr. Alford holds a B.E.Sc. (Electrical) degree from the University of Western Ontario.

        John M. Birkner, a co-founder of QuickLogic, has served with us since April 1988, serving as Vice President, Chief Technical Officer since 1993. From September 1975 to June 1986, Mr. Birkner was a fellow at Monolithic Memories, a semiconductor manufacturing company. Mr. Birkner holds a B.S.E.E. from the University of California, Berkeley and an M.S.E.E. from the University of Akron.

        Andrew K. Chan, a co-founder of QuickLogic, has served with us since April 1988, most recently as Vice President, Research and Development. Prior to joining QuickLogic, Mr. Chan was a design engineering manager at Monolithic Memories. Mr. Chan holds a B.S.E.E. in Electrical Engineering from Washington State University and an M.S.E.C. in Electrical Sciences from the University of New York, Stonybrook.

        Timothy Saxe joined QuickLogic in May 2001 as our Vice President, Software Engineering. From November 2000 to February 2001, Mr. Saxe was Vice President of FLASH Engineering at Actel, a semiconductor manufacturing company. From June 1983 to November 2000, Mr. Saxe held several positions, most recently Chief Executive Officer, at Gatefield, a semiconductor manufacturing company, and its predecessor company, Zycad, a design verification tools and services company. He holds a B.S.E.E. degree from North Carolina State University, and an M.S.E.E. and a Ph.D. in Electrical Engineering from Stanford University.

        Jeffrey D. Sexton joined QuickLogic in August 2001. Between January 1995 and August 2001, he held several positions at National Semiconductor including Director of Distribution, Regional Sales Manager, Cisco Systems Global Account Manager and OEM Sales Engineer. He holds a B.S.E.E. degree from Wright State University in Dayton, OH.

        Reynold W. Simpson has served with us since August 1997, most recently as Senior Vice President and Chief Operating Officer. From February 1996 to July 1997, Mr. Simpson was Vice President of Manufacturing at GateField, a semiconductor manufacturing company. Prior to joining GateField, Mr. Simpson was Operations Manager at LSI Logic, a semiconductor manufacturing company, from March 1990 to February 1996 and Quality Director from February 1989 to March 1990. Mr. Simpson holds a Mechanical Engineering Certificate from the Coatbridge Polytechnic Institute in Scotland, a degree in Technical Horology (Mechanical Engineering) from the Barmulloch Polytechnic Institute in Scotland and studied for a degree in Electronic Engineering at the Kingsway Polytechnic Institute in Scotland.

        Arthur O. Whipple has served as our Vice President, Finance, Chief Financial Officer and Secretary since April 1998. From April 1994 to April 1998, Mr. Whipple was employed by ILC Technology, a manufacturer of high performance lighting products, as its Vice President of Engineering and by its subsidiary, Precision Lamp, a manufacturer of high-performance lighting products, as its Vice President of Finance and Operations. From February 1990 to April 1994, Mr. Whipple served as the President of Aqua Design, a privately-held provider of water treatment services and equipment. Mr. Whipple holds a B.S.E.E. from the University of Washington and an M.B.A. from Santa Clara University.

        Ronald D. Zimmerman has served as our Vice President, Administration since October 1996. From August 1988 to October 1996, Mr. Zimmerman was Human Resources Director of the Analog Products Group at National Semiconductor, as well as group human resources director of the corporate technology and quality/reliability organizations and the human resources director of corporate administration. Mr. Zimmerman holds a B.A. in Sociology and Psychology and an M.A. in Psychology from San Jose State University.

Security Ownership

        The following table sets forth certain information regarding the Company's Common Stock beneficially owned as of March 12, 2002 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company,

(iii) each of the named executive officers listed in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. Shares of Common Stock subject to options that are exercisable within 60 days of February 27, 2002 are deemed to be outstanding and beneficially owned by the person holding the option for the purpose of computing the percentage of ownership for that person but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person. This table is based on information provided to the Company or filed with the Securities and Exchange Commission by the Company's directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons have sole voting and investment power with respect to the shares shown as beneficially owned.

        Unless otherwise indicated, the address for each stockholder listed in the following table is c/o QuickLogic Corporation, 1277 Orleans Drive, Sunnyvale, California 94089. Applicable percentage ownership in the following table is based on 23,185,808 shares of common stock outstanding as of February 27, 2002.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
V3 Semiconductor, Inc. 250 Consumers Road North York, Ontario, Canada	2,522,000	10.88%
T Rowe Price Associates, Inc. (1) 100 East Pratt Street Baltimore, MD 21202	1,810,100	7.81%
State of Wisconsin Investment Board (2) 121 East Wilson Street Madison, WI 53707	1,790,000	7.72%
Kopp Investment Advisors (3) 7701 France Ave South, Suite 500 Edina, MN 55435	1,548,600	6.68%
E. Thomas Hart (4)	895,277	3.72%
Donald P. Beadle (5)	57,773	*
Robert J. Boehlke (6)	11,667	*
Michael J. Callahan (7)	49,439	*
Hua-Thye Chua (8)	201,868	*
Timothy Saxe	—	*
Reynold W. Simpson (9)	248,067	1.06%
Ronald D. Zimmerman (10)	113,485	*
All current executive officers and directors as a group (13 persons) (11)	2,163,910	8.68%

*
Less than 1% of the outstanding common stock.

(1)
These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote these securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)
Based on NASDAQ Institutional Holdings list as of December 31, 2001.

(3)
Based on information contained in the Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, on January 30, 2002.

(4)
Includes 870,299 shares exercisable upon exercise of options held by Mr. Hart that are exercisable within 60 days of February 27, 2002.

(5)
Consists of 57,773 shares exercisable upon exercise of options held by Mr. Beadle that are exercisable within 60 days of February 27, 2002.

(6)
Consists of 11,667 shares exercisable upon exercise of options held by Mr. Boehlke that are exercisable within 60 days of February 27, 2002.

(7)
Consists of 49,439 shares exercisable upon exercise of options held by Mr. Callahan that are exercisable within 60 days of February 27, 2002.

(8)
Consists of 16,667 shares exercisable upon exercise of options held by Mr. Chua that are exercisable within 60 days of February 27, 2002; 66,660 shares owned directly by Mr. Chua; 35,209 shares beneficially owned by Mr. Chua, as trustee for H.T. Chua & Jessie Chua TTEES for the H.T. Chua Trust Agreement dated December 20, 1974; 20,833 shares beneficially owned by Mr. Chua, as custodian for The Bryan Shyang-Ming Chua Trust dated December 19, 1975; 20,833 shares beneficially owned by Mr. Chua, as custodian for Caroline Siok-Yau Chua Trust dated December 19, 1975; 20,833 shares beneficially owned by Mr. Chua, as custodian for Cathleen Siok-Syuan Chua Trust dated December 19, 1975; and 20,833 shares beneficially owned by Mr. Chua, as custodian for Christine Siok-Pee Chua Trust dated December 19, 1975.

(9)
Includes 247,919 shares exercisable upon exercise of options held by Mr. Simpson that are exercisable within 60 days of February 27, 2002.

(10)
Includes 108,335 shares exercisable upon exercise of options held by Mr. Zimmerman that are exercisable within 60 days of February 27, 2002.

(11)
Includes 1,741,476 shares exercisable upon exercise of options held by all current officers and directors as a group that are exercisable within 60 days of February 27, 2002.

Related Party Transactions

        In April 2001, the Company signed a definitive agreement with V3 Semiconductor, Inc. to acquire fixed assets, inventory and other assets of V3, net of certain liabilities, in exchange for 2.522 million shares of the Company's Common Stock. The purchase price was determined through an arms-length negotiation between V3 and QuickLogic. The Company also entered into a manufacturing and distribution agreement with V3 pending the sale in order to ensure continued distribution of V3's products to its customers. To facilitate the asset sale and the subsequent windup of V3 as a distinct entity, V3 filed for relief under Chapter 11 of the bankruptcy laws in May 2001. The Company completed the acquisition of the assets and issued the 2.522 million shares of Common Stock in August 2001.

Executive Compensation

Summary Compensation Table

        The following table sets forth the compensation paid during the last two fiscal years to (i) the Company's Chief Executive Officer, (ii) the next four most highly compensated executive officers, whose aggregate cash compensation exceeded $100,000 during the year ended December 31, 2001 and (iii) one individual, Michael R. Brown, who was among the highest paid employees for fiscal year 2001 but was not an executive officer at December 31, 2001. These executives are referred to as the named executive officers elsewhere in this Proxy Statement. Timothy Saxe, our Vice President, Engineering, joined the company in May 2001. His salary in 2001 on an annualized basis was $204,000.

Long-Term Compensation
Annual Compensation
	Fiscal Year			Securities Underlying Options	All Other Compensation (1)
Name and Principal Position		Salary	Bonus
E. Thomas Hart Chairman, President and Chief Executive Officer	2001 2000 1999	$442,124 453,361 298,014	— 50,000 —	400,000 308,350 233,333	$13,200 13,200 13,198
Reynold W. Simpson Senior Vice President, Chief Operating Officer	2001 2000 1999	259,848 229,822 200,043	— — —	200,000 131,250 100,000	9,000 6,577 —
Peter Feist Vice President, Marketing	2001 2000	230,847 182,192	— —	200,000 187,500	9,548 5,625
Michael R. Brown Vice President, Worldwide Sales	2001 2000 1999	210,488 240,653 200,000	— — —	25,000 12,500 216,667	7,961 9,000 8,250
Ronald D. Zimmerman Vice President, Administration	2001 2000 1999	198,157 208,327 191,375	— — —	25,000 66,250 15,000	9,000 6,577 —
Timothy Saxe Vice President, Administration	2001	133,096	25,000	200,000	5,885

(1)
The amounts listed represent automobile allowances.

Options Granted and Options Exercised in the Last Fiscal Year

        The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the last fiscal year, as well as options held by such officers, as of December 31, 2001:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees
			Exercise Price Per Share	Expiration Date
Name					5%	10%
E. Thomas Hart	400,000	13.90%	$4.66	04/17/2011	$1,172,260	$2,970,736
Reynold W. Simpson	200,000	6.95%	4.66	04/17/2011	586,130	1,485,368
Peter Feist	200,000	6.95%	4.66	04/17/2011	586,130	1,485,368
Michael R. Brown	25,000	0.87%	4.66	04/17/2011	73,266	185,671
Ronald D. Zimmerman	25,000	0.87%	4.66	04/17/2011	73,266	185,671
Timothy Saxe	200,000	6.95%	6.04	05/01/2011	759,705	1,925,241

        In the last fiscal year, we granted options to purchase an aggregate of 2,878,000 shares. Options to purchase shares generally vest at the rate of 25% after one year of service from the date of grant, and 1/48th at the end of each month thereafter. Options have a term of ten years but may terminate before their expiration dates if the optionee's status as an employee is terminated or upon the optionee's death or disability.

        The amounts disclosed in the column captioned "Exercise Price Per Share" represent the closing price of the underlying shares of common stock on the dates the respective options were granted.

        With respect to the amounts disclosed in the column captioned "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term," the 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. The potential realizable values are calculated by assuming that the exercise price per share was the closing price of our common stock at the time of grant, that the common stock appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of the option term at the appreciated price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

        The following table sets forth certain information concerning the number and value of unexercised options held by each of the named executive officers on December 31, 2001. None of these executives exercised their options in 2001.

        The value of "In-the-Money" stock options is based on $5.00 per share, the closing price on December 31, 2001, less the exercise price, multiplied by the aggregate number of shares underlying the option.

	Number of Securities Underlying Unexercised Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
E. Thomas Hart	850,158	738,196	$314,997	$—
Reynold W. Simpson	238,023	334,897	—	—
Peter Feist	106,250	281,250	—	—
Michael R. Brown	113,627	126,041	—	—
Ronald D. Zimmerman	107,710	81,875	141,348	—
Timothy Saxe	—	200,000	—	—

Change in Control Agreements

        QuickLogic entered into change of control severance agreements with Messrs. Alford, Birkner, Chan, Feist, Hart, Saxe, Sexton, Simpson, Whipple and Zimmerman in 2001. The agreements provide that if there is a change of control of QuickLogic and such executive officers are involuntarily terminated without cause within twelve months following the change of control, QuickLogic will provide the following to the executive officer:

  •
  A cash payment equal to 100% of his annual compensation (including 100% of the variable compensation for the year) plus 100% of any bonus declared prior to the date of any such termination except that Mr. Hart's agreement provides a cash payment equal to 200% of his annual compensation;

  •
  The same level of health, dental and vision coverage and benefits, as in effect on the day before such termination or the date he is no longer eligible to receive continuation coverage pursuant to COBRA; and

  •
  Full acceleration of all unvested stock options.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee of the Board of Directors during fiscal 2001 were Messrs. Beadle, Boehlke and Callahan. All members are non-employee directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Performance Graph

        The following graph compares the cumulative total return to stockholders of the Company's Common Stock from October 15, 1999 (the date of the Company's initial public offering) to December 31, 2001 to the cumulative total return over such period of (i) the S&P 500 Index and (ii) JP Morgan H&Q Semiconductor Index. The graph assumes that $100 was invested on October 15,

1999 in the Company's common stock at its initial public offering price of $10.00 per share and in each of the other two indices and the reinvestment of all dividends, if any.

        The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into any such filing. The graph is presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance.

REPORT OF THE COMPENSATION COMMITTEE
REGARDING EXECUTIVE COMPENSATION

        The Compensation Committee (the "Committee") is comprised of Donald P. Beadle, Robert J. Boehlke and Michael J. Callahan, each of whom is a non-employee director. The Committee reviews and approves the Company's executive compensation programs. The role of the Committee is to approve salaries and other compensation paid to executive officers of the Company and to administer the Company's stock plans. The Committee approves all stock option grants to executive officers, all executive officer salaries and any cash bonus payments to executive officers and approves all stock option grants to employees.

        The Company's executive pay programs are designed to attract and retain executives who will contribute to the Company's long-term success, to mesh executive and stockholder interests through the use of stock options and to provide a compensation program that recognizes individual contributions and Company performance.

        At this time in the Company's growth, the Committee has determined that the most effective means of compensation are salaries, consisting of fixed and variable portions, annual incentive bonuses and long-term incentives through the use of the Company's stock option plan.

Salary

        The Committee meets annually to review and approve each executive officer's salary for the ensuing year. When reviewing salaries, the Committee considers the following factors: business conditions, competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. The relative importance of these factors varies, depending on the particular individual whose salary is being reviewed. To provide the Committee with more information for making compensation comparisons, the Company provides the Committee with surveys of compensation for a group of comparable companies with revenues similar to the Company's revenue. The Committee's objective in setting salaries is generally to pay salaries at a level roughly comparable to the median for companies with which the Company competes for personnel. Generally, executive salaries are divided into fixed and variable portions. The variable portion is approximately 30% of the planned salary compensation and is adjusted for the Company's performance against its internal business plans. For the year ended December 31, 2001, the Committee reduced the salary levels of the executive officers to reflect difficult business conditions. Effective October 1, 2001, the salaries of the executive officers were reduced by 30% to 88% below their planned salary compensation. The Committee approved base salaries between $144,000 and $255,000 for executives other than the Company's Chief Executive Officer.

Compensation of Chief Executive Officer

        Mr. Hart's 2001 aggregate cash compensation was $442,124. This represented a decrease of $11,237 from Mr. Hart's 2000 base salary. In determining Mr. Hart's salary, bonuses and stock option grants, the Committee not only considered the factors described above, but also took into consideration his accomplishments during 2000 and 2001 in expanding the executive team, the integration of new executives with the original executive team, and the ongoing development of the Company. Taking all of these factors into account, the Committee awarded Mr. Hart an option to purchase 400,000 common shares under the 1999 Stock Option Plan.

Stock Options

        The Company's stock option plan is designed to provide its executives and employees with an opportunity to share, along with its stockholders, in the Company's long-term performance. Initial grants of stock options are generally made to eligible executives and employees upon commencement of employment, with additional grants being made periodically based on performance or following a significant change in job responsibilities, scope or title. Stock options under the stock option plans generally vest over a four-year period and expire ten years from the date of grant. The exercise price of our options is the closing price of the common stock on the date of grant. The Board of Directors has delegated the authority to the Committee to grant stock options to all employees and executive officers. Guidelines for the number of stock options for each participant under the option plans are generally determined by the Committee. Initial stock option grants to executive officers are negotiated as part of their offer letter, and subsequent renewal grants are determined based upon levels of responsibility, individual performance and competitive compensation practices. The Committee believes the existing grants and vesting schedules currently align the executive officers' objectives with those of the Company's stockholders.

Other

        Other elements of executive compensation include Company-wide medical and life insurance benefits and the ability to defer compensation pursuant to a non-qualified deferred compensation plan.

        The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the Committee believes that any options granted under the Stock Plan will meet the requirements of being performance-based, the Committee believes that the Section will not reduce the tax deduction available to the Company. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                      Respectfully submitted,

                      THE COMPENSATION COMMITTEE
                      Donald P. Beadle
                      Robert J. Boehlke
                      Michael J. Callahan

Other Matters

        At this time the Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters are properly brought before the meeting, the proxy holders named in the accompanying proxy intend to vote the proxies on such matters in accordance with their best judgment.

                      For the Board of Directors,

                      E. Thomas Hart
                       Chairman, President and
                      Chief Executive Officer

Sunnyvale, California
March 29, 2002

APPENDIX A

AMENDED AND RESTATED CHARTER FOR THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF QUICKLOGIC CORPORATION

PURPOSE:

        The purpose of the Audit Committee of the Board of Directors of QuickLogic Corporation (the "Company") shall be:

  •
  to provide oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process;

  •
  to provide the Company's Board of Directors with the results of its monitoring and recommendations derived therefrom;

  •
  to nominate to the Board of Directors independent auditors to audit the Company's financial statements and oversee the activities and independence of the auditors; and

  •
  to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

The Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

        The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three members of the Board of Directors. On or before June 14, 2001, the members will meet the following criteria:

  1.
  Each member will be an independent director, in accordance with the Nasdaq National Market Audit Committee requirements;

  2.
  Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq National Market Audit Committee requirements; and

  3.
  At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

        The responsibilities of the Audit Committee shall include:

  •
  Providing oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process;

  •
  Recommending the selection and, where appropriate, replacement of the independent auditors to the Board of Directors;

  •
  Reviewing fee arrangements with the independent auditors;

  •
  Reviewing the independent auditors' proposed audit scope, approach and independence;

  •
  Reviewing the performance of the independent auditors, who shall be accountable to the Board of Directors and the Audit Committee;

  •
  Requesting from the independent auditors of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independent Standards

    Board Standard No. 1, and engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

  •
  Directing the Company's independent auditors to review before filing with the SEC the Company's interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

  •
  Discussing with the Company's independent auditors the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

  •
  Reviewing with management, before release, the audited financial statements and Management's Discussion and Analysis in the Company's Annual Report on Form 10-K;

  •
  Providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e) (3) of Schedule 14A;

  •
  Reviewing the Audit Committee's own structure, processes and membership requirements; and

  •
  Performing such other duties as may be requested by the Board of Directors.

MEETINGS:

        The Audit Committee will meet at least quarterly. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance. The Audit Committee will meet separately with the independent auditors as well as members of the Company's management as it deems appropriate in order to review the financial controls of the Company.

MINUTES:

        The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

        Apart from the report prepared pursuant to Item 306 of Regulation S-K and Item 7(e) (3) of Schedule 14A, the Audit Committee will summarize its examinations and recommendations to the Board from time to time as may be appropriate.

QUICKLOGIC CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

TUESDAY, APRIL 23, 2002

                The undersigned hereby appoints E. Thomas Hart and Arthur O. Whipple, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of QuickLogic Corporation (the “Company”) to be held at the Company’s offices at 1277 Orleans Drive, Sunnyvale, CA 94089 on Tuesday, April 23, 2002 at 9 a.m., and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

(Continued and signed on other side.)

[Side #2]

Please date, sign and mail your

proxy card back as soon as possible!

Annual Meeting of Stockholders

QUICKLOGIC CORPORATION

April 23, 2002

☒	Please mark your votes as in this example.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSAL 2.

Proposal 1:

To elect a director to hold office for three years or until his successor is elected.

FOR the nominees	WITHHOLD	Nominees:	E. Thomas Hart
listed at right (except	AUTHORITY to vote		Robert J. Boehlke
as marked to the	FOR all the nominees
contrary below)	listed at right

☐	☐

To withhold authority to vote for either nominee

Write the name of the nominee below:

Proposal 2:

To ratify the selection of	FOR	AGAINST	ABSTAIN
PricewaterhouseCoopers LLP as	☐	☐	☐
the Company’s independent
auditors

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Signature	Signature	Date

NOTE:  Sign exactly as your name (s) appears on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If  shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary.  Executors or administrators or other fiduciaries who execute the above Proxy for a deceased Stockholder should give their full title.  Please date the Proxy.

QuickLinks

PROPOSAL ONE: ELECTION OF DIRECTORS
Incumbent Class I Directors Whose Terms Expire in 2003
Incumbent Class II Director Whose Term Expires in 2004
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER INFORMATION
Summary Compensation Table
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION
APPENDIX A